Exhibit 99.1
Zayo Group, LLC Reports Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2011
Fourth quarter Adjusted EBITDA of $37.2 million on revenue of $77.8 million, representing $148.8 million and $311.4 million of annualized Adjusted EBITDA and revenue, respectively
Revenue and Adjusted EBITDA were $287.2 million and $126.6 million respectively for the fiscal year ending June 30, 2011
LOUISVILLE, Colo., September 8, 2011 — Zayo Group, LLC (“Zayo Group” or “the Company”), a leading provider of bandwidth infrastructure and network-neutral colocation and interconnection services, announced results for the three and twelve months ended on June 30, 2011.
The Company has experienced sequential quarter revenue and Adjusted EBITDA growth since inception. Fourth quarter growth was largely a function of organic growth associated with the continued trend of positive net installations, certain infrequent transactions, including a $1.1 million fiber asset sale in the quarter, and continued cost savings initiatives.
Total revenue and Adjusted EBITDA for fiscal year 2011 increased by $87.9 million and $53.0 million, respectively, as compared to fiscal year 2010 primarily as a result of the July 1, 2010 acquisition of AGL Networks, LLC (“AGL Networks”) and the October 1, 2010 merger with American Fiber Systems Holding Corp. (“AFS”). Organic growth related to our sales efforts and expansion of the network also contributed to the increases.
During the three months ended June 30, 2011, the Company made net capital expenditures of $24.9 million, which included adding 900 route miles and 165 buildings to the network. The Company had $25.4 million of cash and $93.6 million available under its revolving credit agreement on June 30, 2011.
Financial Highlights
•	Zayo Group generated quarterly revenue of $77.8 million; a $3.6 million sequential quarter increase representing 20% annualized sequential quarter growth
•	Gross profit for the quarter increased by $3.8 million from the previous quarter reaching $59.6 million for a gross profit percentage of 77%
•	Adjusted EBITDA for the quarter was $37.2 million, which was $4.5 million higher than the prior quarter, representing a 55% annualized increase

•	Net earnings of $11.0 million for the quarter were $27.7 million higher than the $16.7 million net loss for the previous quarter

•	Quarterly revenue and Adjusted EBITDA increased by $22.8 million and $15.2 million, respectively over the fourth quarter of fiscal year 2010

•	Net earnings increased by $5.4 million from the fourth quarter of fiscal year 2010

•	Fiscal year 2011 revenue increased by $87.9 million or 44% over fiscal year 2010
•	Adjusted EBITDA for the fiscal year 2011 increased by $53.0 million or 72% over fiscal year 2010
•	Net earnings decreased by $4.6 million from fiscal year 2010 resulting in a net loss of $4.1 million for the current fiscal year
•	Net purchases of property and equipment were $112.5 million for the fiscal year
Recent Developments
Restructuring of Operating Segments
Zayo Group has historically operated distinct operating segments to maintain focus and financial transparency on certain product and customer groups.
The Company has periodically restructured its operating segments in order to improve its internal focus and go-to-market strategy. These restructurings include the March 12, 2010 spin-off of the Onvoy Voice Services segment and the July 1, 2010 creation of the Zayo Fiber Solutions segment.
On January 1, 2011, the Company undertook a restructuring of its operating segments to more closely align its segments with the products they offer rather than a combination of product offerings and customer demographics. As a result of this restructuring, the Zayo Enterprise Networks segment transferred its bandwidth infrastructure products to Zayo Bandwidth and Zayo Fiber Solutions and its colocation products to the zColo segment. The resulting restructured Zayo Enterprise Networks segment contained only the Company’s legacy managed services and CLEC product offerings.
On April 1, 2011, the Company spun-off the restructured Zayo Enterprise Networks segment to Zayo Group Holdings, Inc., the Company’s parent, in order for management to focus on the Company’s core business model of providing bandwidth infrastructure, collocation and interconnection services.
For the years ended June 30, 2011, 2010 and 2009, the results of operations of Onvoy Voice Services and the restructured Zayo Enterprise Networks segment have been aggregated and are presented in a single caption titled “Earnings from discontinued operations, net of income taxes” on our consolidated statements of operations. All discussions contained herein relate only to our results of operations from our continuing operations.

Fourth Quarter Financial Results
Three Months Ended June 30, 2011 and March 31, 2011
Figure 1.0
Zayo Group Summary Results
($ in millions)

	Three months ended
	June 30	March 31
	2011	2011
Revenue	$77.8	$74.2
Annualized revenue growth	20%
Gross profit	59.6	55.8
Gross profit %	77%	75%
Operating income/(loss)	25.2	(5.4)
Earnings/(loss) from continuing operations before provision for income taxes	16.0	(14.4)
Provision for income taxes	5.0	2.6
Earnings from discontinued operations, net of income taxes	—	0.3

Net earnings/(loss)	$11.0	$(16.7)

Adjusted EBITDA	$37.2	$32.7
Purchases of property and equipment, net	24.9	29.1

Unlevered free cash flow (deficit)	$12.3	$3.6

Annualized Adjusted EBITDA growth	55%
Adjusted EBITDA margin	48%	44%
The sequential quarterly revenue increase of $3.6 million was the result of organic growth and certain infrequent transactions, including a fiber asset sale recognized in the quarter. The Company generated additional monthly revenue of $1.4 million associated with gross installations accepted in the quarter ended June 30, 2011. This increase in revenue related to organic growth was partially offset by total customer churn of $1.1 million in monthly revenue during the quarter. Approximately 79% of churn processed was related to hard disconnects; 7% was related to negative price changes; and 14% was associated with upgrades.
The Company’s gross profit percentage and Adjusted EBITDA margin increased by two and four percentage points, respectively, relative to the prior quarter. The improvement in these operating measures was the result of certain credits associated with favorable resolutions of disputes in the quarter as well as continued cost savings initiatives.
Net earnings increased by $27.7 million in the quarter ended June 30, 2011 as compared to the previous quarter’s net loss of $16.7 million. The increase in net earnings is largely attributed to changes in the Company’s quarterly stock-based compensation expense. The common units granted to employees and directors are classified as liabilities and are re-measured at each reporting date. In the quarter ended March 31, 2011, the Company recorded a $21.8 million stock-based compensation expense primarily related to an increase in the Company’s valuation as of the March 31, 2011 measurement date. The Company recorded a $4.5 million credit to stock-based compensation expense during the quarter ended June 30, 2011 as a result of the issuance of Class E common units during the quarter, which diluted the value of other vested common units outstanding.

Three Months Ended June 30, 2011 and June 30, 2010
Figure 1.1
Zayo Group Summary Results
($ in millions)

	Three months ended
	June 30,	June 30,
	2011	2010
Revenue	$77.8	$55.0
Revenue growth	41%
Gross profit	59.6	38.2
Gross profit %	77%	70%
Operating income	25.2	5.7
Earnings from continuing operations before provision for income taxes	16.0	7.9
Provision for income taxes	5.0	2.8
Earnings from discontinued operations, net of income taxes	—	0.5

Net earnings	$11.0	$5.6

Adjusted EBITDA	$37.2	$22.0
Purchases of property and equipment, net	24.9	21.1

Unlevered free cash flow	$12.3	$0.8

Adjusted EBITDA growth	69%
Adjusted EBITDA margin	48%	40%
Revenue increased $22.8 million over the fourth quarter of fiscal year 2010 principally as a result of the July 1, 2010 acquisition of AGL Networks and the October 1, 2010 merger with AFS. Organic growth related to sales efforts and expansion of the network also contributed to the increase. As a result of internal sales efforts since June 30, 2010, the Company has entered into $425 million of gross new sales contracts which will represent an additional $6.7 million in monthly revenue once installation on those contracts is accepted. Since June 30, 2010, the amount of gross installations accepted resulted in additional monthly revenue of $6.0 million as of June 30, 2011. This increase in revenue related to our organic growth was partially offset by total customer churn of $3.9 million in monthly revenue since June 30, 2010.
Gross profit increased $21.4 million over the fourth quarter of fiscal year 2010, as a result of the AGL Networks and AFS transactions and organic revenue growth. Gross profit percentage for the quarter ended June 30, 2011, was approximately seven percentage points above the same period last year primarily as a result of gross profit on newly installed revenue continuing to exceed the gross profit on revenue churn and the overall revenue base, and synergies realized related to our previous acquisitions. This gross profit profile is reflective of the Company’s strategy to deploy capital in network expansion and sell largely “on-net” services.

Adjusted EBITDA increased $15.2 million as compared to the fourth quarter of fiscal year 2010, due to the Adjusted EBITDA contribution from organic revenue growth, the AGL Networks and AFS transactions, synergies realized, and cost savings initiatives.
Net earnings increased by $5.4 million on a year over year basis primarily due to operating income associated with the AGL Networks and AFS transactions, organic revenue growth and improved profitability measures.
Fiscal Year Financial Results
Fiscal Year Ended June 30, 2011 and June 30, 2010
Figure 1.2
Zayo Group Summary Results
($ in millions)

	Year ended
	June 30,	June 30,
	2011	2010
Revenue	$287.2	$199.3
Revenue growth	44%
Gross profit	215.7	136.6
Gross profit %	75%	69%
Operating income	41.1	13.8
Income/(loss) from continuing operations before provision for income taxes	7.5	(0.1)
Provision for income taxes	12.5	4.8
Earnings from discontinued operations, net of income taxes	0.9	5.4

Net (loss)/earnings	$(4.1)	$0.5

Adjusted EBITDA	$126.6	$73.6
Purchases of property and equipment, net	112.5	58.8

Unlevered free cash flow	$14.1	$14.8

Adjusted EBITDA growth	72%
Adjusted EBITDA margin	44%	37%
Total revenue increased by $87.9 million over the prior fiscal year principally as a result of the AGL Networks acquisition and the AFS merger, which occurred on the first day of the first and second quarter of fiscal 2011, respectively. Also contributing to the increase is growth in revenues resulting from the addition of new customer services. The majority of the revenue recognized during fiscal years 2011 and 2010 resulted from monthly recurring revenue streams.

Gross profit increased by $79.1 million as a result of the AGL Networks and AFS transactions and organic revenue growth. Gross profit percentage increased by six percentage points primarily as a result of gross installed revenues having a lower component of associated operating costs than the prior period revenue base and churned revenue. Gross profit percentage also benefited from synergies realized related to our previous acquisitions.
Adjusted EBITDA increased by $53.0 million as compared to the prior fiscal year 2010, due to the Adjusted EBITDA contribution from organic revenue growth, the AGL Networks and AFS transactions, synergies realized, and cost savings initiatives.
Net earnings decreased by $4.6 million on a year over year basis primarily due to higher interest expense as a result of our increased indebtedness associated with our $350 million senior secured notes. Improved operating margin partially offset these costs.
Conference Call
Zayo Group will hold a conference call to report fiscal year fourth quarter 2011 results at 11:00 a.m. EST, September 9, 2011. The dial in number for the call is (800) 732-6870. A live webcast of the call can be found in the investor relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/cc/schedule/displado?udc=gc681f762kn9. During the call the company will review an earnings supplement presentation that summarizes the financial results of the quarter, which can be found at http://wwww.zayo.com/investor-center.
About Zayo Group
Based in Louisville, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo Group is organized into autonomous operating segments supporting customers who require lit and dark fiber services and carrier-neutral colocation. Zayo Group’s business units provide these services over regional, metro and fiber-to-the-tower networks.
Forward Looking Statements
Information contained or incorporated by reference in this earnings release, in other SEC filings by the Company, in press releases and in presentations by the Company or its management that are not historical by nature constitute “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, the Company’s acquisition strategy and ability to integrate acquired companies and assets, outlook of customers, reception of new products and technologies, and strength of competition and pricing. Other factors and risks that may affect the Company’s business and future financial results are detailed in the Company’s SEC filings, including, but not limited to, those described under “Risk Factors” within the Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by law.
This earnings release should be read together with our audited consolidated financial statements and the related notes appearing in the Company’s Annual Report on Form 10-K.
Non-GAAP Financial Measures
The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of liquidity.
“Adjusted EBITDA” is defined as EBITDA adjusted to exclude transaction costs, stock-based compensation, and certain non-cash and non-recurring items. Management uses EBITDA and Adjusted EBITDA to evaluate operating performance and liquidity, and these financial measures are among the primary measures used by management for planning and forecasting future periods. The Company believes Adjusted EBITDA is especially important in a capital-intensive industry such as telecommunications. The Company further believes that the presentation of EBITDA and Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as substitutes for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:
•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
•	does not reflect changes in, or cash requirements for, our working capital needs;
•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and
•	does not reflect cash required to pay income taxes.
The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.
Because the Company has acquired numerous entities since inception and incurred transaction costs in connection with each acquisition, has borrowed money in order to finance operations, has used capital and intangible assets in the business, and because the payment of income taxes is necessary if taxable income is generated, any measure that excludes these items has material limitations. As a result of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in the growth of the business or as measures of liquidity.
In addition to Adjusted EBITDA, management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Over the next two fiscal years, we expect that the level of our investment will be closely correlated to the amount of Adjusted EBITDA we generate. Adjusted EBITDA is a performance, rather than cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations. Gross profit, defined as revenue less operating costs, excluding depreciation and amortization, is used by management to assess profitability prior to selling, general and administrative expenses, stock-based compensation and depreciation and amortization.

Consolidated Financial Information
Zayo Group
Consolidated Statements of Operations
Unaudited

Figure 1.3

($ in thousands)

	Three months ended		Year ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$77,840	$55,018	$287,235	$199,330

Operating costs and expenses
Operating costs, excluding depreciation and amortization	18,197	16,772	71,528	62,688
Selling, general and administrative expenses	22,423	17,205	89,846	65,911
Stock-based compensation (credit)	(4,506)	4,936	24,310	18,168
Depreciation and amortization	16,564	10,379	60,463	38,738

Total operating costs and expenses	52,678	49,292	246,147	185,505

Operating income	25,162	5,726	41,088	13,825

Other income/(expense)
Interest expense	(9,121)	(7,432)	(33,414)	(18,692)
Other income/(expense), net	(18)	520	(126)	1,526
Gain on bargain purchase	—	9,081	—	9,081
Loss on extinguishment of debt	—	—	—	(5,881)

Total other income/(expense), net	(9,139)	2,169	(33,540)	(13,966)

Income/(loss) from continuing operations before provision for income taxes	16,023	7,895	7,548	(141)
Provision for income taxes	5,065	2,835	12,542	4,823

Earnings/(loss) from continuing operations	10,958	5,060	(4,994)	(4,964)

Earnings from discontinued operations, net of income taxes	—	534	899	5,425

Net earnings/(loss)	$10,958	$5,594	$(4,095)	$461

Zayo Group
Consolidated Balance Sheets

Figure 1.4

($ in thousands)

	June 30,	June 30,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$25,394	$87,864
Trade receivables, net of allowance of $799 and $498 as of June 30, 2011 and June 30, 2010, respectively	13,983	11,551
Due from related-parties	187	626
Prepaid expenses	6,388	4,810
Deferred income taxes	3,343	4,060
Other assets, current	645	334
Assets of discontinued operations, current	—	3,061

Total current assets	49,940	112,306

Property and equipment, net of accumulated depreciation of $ 101,941 and $54,077 as of June 30, 2011 and June 30, 2010, respectively	518,513	297,889
Intangible assets, net of accumulated amortization of $37,980 and $25,421 as of June 30, 2011 and June 30, 2010, respectively	104,672	56,714
Goodwill	83,820	67,854
Deferred income taxes	—	8,508
Debt issuance costs, net	11,446	9,560
Investment in US Carrier	15,075	—
Other assets, non-current	5,795	4,866
Assets of discontinued operations, non-current	—	8,143

Total assets	$789,261	$565,840

Liabilities and member’s equity
Current liabilities
Accounts payable	$12,988	$10,015
Accrued liabilities	22,453	17,152
Accrued interest	10,627	7,794
Capital lease obligations, current	950	1,673
Due to related-parties	4,590	—
Deferred revenue, current	15,664	8,091
Liabilities of discontinued operations, current	—	1,740

Total current liabilities	67,272	46,465

Capital lease obligations, non-current	10,224	11,033
Long-term debt	354,414	247,080
Deferred revenue, non-current	63,893	22,605
Stock-based compensation liability	45,067	21,556
Deferred tax liability	8,322	—
Other long term liabilities	2,724	2,397
Liabilities of discontinued operations, non-current	—	1,568

Total liabilities	551,916	352,704

Member’s equity
Member’s interest	245,433	217,129
Accumulated deficit	(8,088)	(3,993)

Total member’s equity	237,345	213,136

Total liabilities and member’s equity	$789,261	$565,840

Zayo Group
Consolidated Statements of Cash Flows

Figure 1.5

($ in thousands)

	Year ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net (loss)/earnings	$(4,095)	$461
Earnings from discontinued operations	899	5,425

Loss from continuing operations	(4,994)	(4,964)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	60,463	38,738
Loss on extinguishment of debt	—	5,881
Loss on disposal of property and equipment	84	—
Provision for bad debt expense	794	168
Amortization of deferred financing costs and discount on debt	2,781	1,624
Accretion of premium on debt	(368)	—
Stock-based compensation	24,310	18,168
Unrealized loss on interest rate swap	—	744
Gain on bargain purchase	—	(9,081)
Amortization of deferred revenue	(8,976)	(3,500)
Deferred income taxes	11,093	4,068

Changes in operating assets and liabilities, net of acquisitions
Trade receivables	2,449	801
Interest rate swap	(566)	(2,462)
Prepaid expenses	(638)	(271)
Other assets	2,440	21
Accounts payable and accrued liabilities	1,409	6,429
Payables to related-parties	4,944	(422)
Customer prepayments	4,629	2,243
Other liabilities	(2,800)	15

Net cash provided by continuing operating activities	97,054	58,200

Cash flows from investing activities:
Purchases of property and equipment	(116,068)	(58,821)
Broadband stimulus grants received	3,544	70
Proceeds from sale of property and equipment	28	—
Acquisition of American Fiber Systems Holdings Corporation, net of cash acquired	(110,000)	—
Acquisition of AGL Networks, LLC, net of cash acquired	(73,666)	—
Acquisition of FiberNet Telecom Group, Inc., net of cash acquired	—	(96,571)

Net cash used in investing activities	(296,162)	(155,322)

Cash flows from financing activities:
Equity contributions	36,450	39,800
Proceeds from long term-debt	103,000	276,948
Principal repayments on long-term debt	—	(166,193)
Changes in restricted cash	578	(564)
Principal repayments on capital lease obligations	(1,732)	(2,192)
Deferred financing costs	(4,106)	(12,353)

Net cash providing by financing activities	134,190	135,446

Cash flows from discontinued operations:
Operating activities	2,622	13,923
Investing activities	(382)	(1,809)

Net cash provided by discontinued operations	2,240	12,114

Net (decrease)/increase in cash and cash equivalents	(62,678)	50,438
Cash and cash equivalents, beginning of period	87,864	38,019
Increase in cash and cash equivalents of discontinued operations	208	(593)

Cash and cash equivalents, end of period	$25,394	$87,864

Zayo Group
Reconciliation of Non-GAAP Financial Measures
Figure 1.6
Adjusted EBITDA and Cash Flow Reconciliation
($ in millions)

	Three months ended			Year ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Earnings/(loss) from continuing operations	$11.0	$(17.0)	$5.1	$(5.0)	$(5.0)
Interest expense	9.1	9.0	7.4	33.4	18.7
Provision for income taxes	5.0	2.6	2.8	12.5	4.8
Depreciation and amortization	16.6	16.2	10.4	60.5	38.7

EBITDA	41.7	10.8	25.7	101.4	57.2
Transaction costs	—	0.0	0.4	0.9	1.3
Gain on bargain purchase	—	—	(9.1)	—	(9.1)
Loss on extinguishment of debt	—	—	—	—	5.9
Stock-based compensation	(4.5)	21.8	4.9	24.3	18.2

Adjusted EBITDA	37.2	32.7	22.0	126.6	73.6
Purchases of property and equipment, net	24.9	29.1	21.1	112.5	58.8

Unlevered Free Cash Flow, as defined	$12.3	$3.6	$0.8	$14.1	$14.8

Investor Relations:
(877) 437-5046
ir@zayo.com